Exhibit 99.1

     ACCESS WORLDWIDE REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

BOCA RATON, Fla., March 31 /PRNewswire-FirstCall/ -- Access Worldwide Communications, Inc. (OTC Bulletin Board: AWWC), a leading marketing services company, today reported financial results for the three and twelve months ended December 31, 2004.

For the Three Months Ended December 31, 2004

Our revenues decreased by $3.4 million, or 24.1%, to $10.7 million for the quarter ended December 31, 2004, compared to $14.1 million for the quarter ended December 31, 2003. Revenues for the Pharmaceutical Services Segment, which includes our medical education and pharmaceutical marketing businesses, increased $0.2 million, or 3.0%, to $6.7 million for the quarter ended December 31, 2004, compared to $6.5 million for the quarter ended December 31, 2003. The increase was attributed to an increase in inbound services, most notably our Customer Relationship Management (CRM) services, providing more value-added billable services offset by a decrease in revenues at our medical education division. Revenues for the Business Services Segment, which includes our multilingual communications business, decreased $3.6 million, or 47.4%, to $4.0 million for the quarter ended December 31, 2004, compared to $7.6 million for the quarter ended December 31, 2003. The decrease in revenues is primarily attributed to a client prematurely halting its marketing programs due to court rulings and regulation changes that made it difficult to sell bundled services to consumers. In the past, our client had been able to sell local and long distance services to consumers, often at lower prices than if sold separately. To address the loss of this client and the decrease in revenues, we have added two new business development personnel to sell our Business Services and have plans to expand our communication center into the Philippines.

We reported a net loss and diluted loss per share of ($0.6) million and ($0.06), respectively, for the quarter ended December 31, 2004, compared to net loss and diluted loss per share of ($0.8) million and ($0.08), respectively, for the fourth quarter of 2003. The reduction in loss is the result of an increase in pharmaceutical business offset by the loss in our business services segment, coupled with cost effective use of our resources. Total weighted average diluted shares outstanding for the quarters ended December 31, 2004 and December 31, 2003 were 10,546,386 and 9,740,501, respectively.

For the Twelve Months Ended December 31, 2004

Our revenues decreased $3.6 million, or 7.0%, to $47.5 million for 2004, compared to $51.1 million for 2003. Revenues for the Pharmaceutical Segment increased $2.3 million, or 10.1%, to $25.1 million for 2004, compared to $22.8 million for 2003. The increase was primarily due to our entry into the Direct to Consumer ("DTC") and Customer Relationship Management ("CRM") marketplace where we executed several programs for some well known pharmaceutical companies. The increased business was offset by a continuing decrease in our medical education revenues. Revenues for the Business Segment decreased $5.9 million, or 20.8%, to $22.4 million for 2004, compared to $28.3 million for 2003. The decrease in revenues is primarily attributed to prematurely halting its marketing programs due to court rulings and regulatory changes that made it difficult to sell bundled services to consumers. In the past, our client had been able to sell local and long distance services to consumers, often at lower prices than if sold separately. To address the loss of this client and the decrease in revenues, we added two new business development personnel to our Business Services Segment and have plans to expand our communication center into the Philippines.

We reported a net loss and diluted loss per share of ($1.4) million and ($0.14), respectively, for the twelve months ended December 31, 2004, compared to a net loss and diluted loss per share of ($11.6) million and ($1.20), respectively, for the twelve months ended December 31, 2003. The decrease in net loss and diluted loss per share was primarily attributed to an intangible asset impairment charge of $9.0 million related to our medical education business and a bad debt expense charge of $0.6 million relating to a pharmaceutical client during 2003. Total weighted average diluted shares outstanding for the twelve months ended December 31, 2004 and 2003 respectively were 10,008,271 and 9,740,418, respectively.

"Access Worldwide completed it's restructuring in 2004 and made progress in several areas," remarked Shawkat Raslan, Chairman and Chief Executive Officer of Access Worldwide. "We reduced our debt to its lowest level in years through better operating performance and cash management, while simultaneously expanding our teleservices capabilities. We opened a new office in Maine in 2004 and will execute a lease to establish an overseas operation in Manila, Philippines in 2005."

Mr. Lyew, Executive Vice President and Chief Financial Officer commented, "Our most significant accomplishment during 2004 was the revenue growth achieved by our pharmaceutical marketing division, ("TMS"). We capitalized on earlier momentum and expanded our DTC and CRM programs. Due to the decline in teleservices and medical education programs, our total company revenues decreased in 2004, compared to 2003, but our aggressive cost control, better cash management and improved operational efficiency allowed us to improve our overall financial results. We will continue to work at improving our balance sheet and our financial performance in 2005."

Founded in 1983, Access Worldwide provides a variety of sales, marketing and medical education services. Among other things, we reach physicians, pharmacists and patients on behalf of pharmaceutical clients, educating them on new drugs, prescribing indications, medical procedures and disease management programs. Services include product stocking, medical education, database management, clinical trial recruitment and teleservices. For clients in the telecommunications, financial services, insurance and consumer products industries, we reach the established mainstream and growing multicultural markets with multilingual teleservices. Access Worldwide is headquartered in Boca Raton, Florida and has about 1,000 employees in offices throughout the United States and Asia. More information is available at http://www.accessww.com.

This press release contains forward-looking statements including statements regarding financial results and the debt agreement. Such statements involve known or unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward- looking statements, include, but are not limited to, the following: our ability to continue as a going concern if we are unable to generate cash flow and income from continuing operations; our ability to continue to comply with the financial covenants contained under our debt agreement; competition from other third-party providers and those clients and prospects who may decide to do work in-house that we do for them in-house; our ability to successfully open and operate at capacity our new communication center in the Philippines; consolidation in the pharmaceutical, medical, telecommunications and consumer products industries which reduces the number of clients and prospects that are able to be served; potential consumer saturation reducing the need for services; our ability and clients' ability to comply with state, federal and industry regulations; our reliance on a limited number of major clients and the possible loss of one or more clients; our ability to develop or fund the operations of new products or service offerings; our reliance on technology; our reliance on key personnel and labor force; the possible prolonged impact of the general downturn in the U.S. economy; the volatility of our stock price; and the unpredictability of the outcome of the litigation in which we are involved. For a more detailed discussion of these risks and others that could affect results, see our filings with the Securities and Exchange Commission, including the risk factors section of Access Worldwide's Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission. The Company assumes no duty to update any forward-looking statements.

                      Access Worldwide Communications, Inc.
                      Condensed Consolidated Balance Sheets

                                                         December 31,
                                               --------------------------------
                                                    2004              2003
                                               --------------    --------------
ASSETS
   Current Assets
     Cash and cash equivalents                 $    2,570,546    $      472,722
     Restricted cash                                  122,000           123,000
     Accounts receivable,net                        7,567,448        11,069,284
     Unbilled receivables                             398,547         1,176,797
     Taxes receivable                                       -           658,666
     Other assets, net                              1,001,671           950,761

       Total current assets                        11,660,212        14,451,230

   Property and equipment, net                      3,614,322         3,881,954
   Restricted cash                                    589,000           711,000
   Other assets, net                                  146,177           434,769

       Total assets                            $   16,009,711    $   19,478,953

LIABILITIES, MANDATORILY REDEEMABLE
 PREFERRED STOCK AND COMMON
 STOCKHOLDERS' DEFICIT

   Current Liabilities
     Current portion of indebtedness           $    2,955,450    $    5,098,999
     Current portion of indebtedness
      - related parties                               352,334           383,334
     Accounts payable                                 739,438           824,213
     Accrued expense                                3,022,695         4,837,301
     Grants payable                                 2,257,000         2,011,250
     Accrued salaries, wages and
      related benefits                              1,204,301         1,347,385
     Deferred Revenues                              2,981,859         2,852,628
     Accrued interest and other
      related party expenses                           12,673            13,304

       Total current liabilities                   13,525,750        17,368,414

   Long-term portion of indebtedness                  135,008            97,768
   Other long-term liabilities                        786,386           775,109
   Convertible notes, net                           1,427,685           987,336
   Mandatorily redeemable preferred
    stock, $0.01 par value:
     2,000,000 shares authorized,
      40,000 shares issued and
      outstanding                                   4,000,000         4,000,000

       Total liabilities                           19,874,829        23,228,627

   Commitments and contingencies

   Common stockholders' deficit Common
    stock, $0.01 par value:
     voting 20,000,000 shares
      authorized;
       10,841,719 and 9,740,501
        shares issued and outstanding,
        respectively                                  108,417            97,405
      Additional paid-in capital                   66,228,271        64,950,294
      Accumulated deficit                         (70,182,006)      (68,770,973)
      Deferred compensation                           (19,800)          (26,400)

        Total common stockholders' deficit         (3,865,118)       (3,749,674)

      Total liabilities, mandatorily
       redeemable preferred stock
       and common stockholders'
       deficit                                 $   16,009,711    $   19,478,953

                      Access Worldwide Communications, Inc.
                 Condensed Consolidated Statements of Operations

                                           Unaudited
                                       For the Three Months             For the Twelve Months
                                              Ending                           Ending
                                           December 31,                     December 31,
                                 ------------------------------    ------------------------------
                                     2004              2003            2004             2003
                                 -------------    -------------    -------------    -------------
Revenues                         $  10,653,922    $  14,114,704    $  47,466,996    $  51,084,021
Cost of revenues                     5,851,317        8,660,191       27,011,413       33,083,567

Gross profit                         4,802,605        5,454,513       20,455,583       18,000,454

Selling, general &
 administrative expenses             5,120,724        5,674,735       20,552,995       20,182,590
Impairment of intangible
 assets                                      -                -                -        8,951,856
Gain on extinguishment of
 indebtedness - related party                -                -                -         (299,555)

Loss from operations                  (318,119)        (220,222)         (97,412)     (10,834,437)

Interest expense, net                 (307,046)        (569,703)      (1,313,621)      (1,352,307)

Loss before income tax benefit        (625,165)        (789,925)      (1,411,033)     (12,186,744)

Income tax benefit                           -                -                -          546,204

Net loss                         $    (625,165)   $    (789,925)   $  (1,411,033)   $ (11,640,540)

Basic loss per share:
  - Net loss                     $       (0.06)   $       (0.08)   $       (0.14)   $       (1.20)

Weighted average common shares
 outstanding                        10,546,386        9,740,501       10,008,271        9,740,418

Diluted loss per share:
  - Net loss                     $       (0.06)   $       (0.08)   $       (0.14)   $       (1.20)

Weighted average common shares
 outstanding                        10,546,386        9,740,501       10,008,271        9,740,418

SOURCE  Access Worldwide Communications, Inc.
    -0-                             03/31/2005
    /CONTACT: Mark Wright, Investor Relations, +1-571-438-6140, mwright@accessww.com, or Richard Lyew, EVP and Chief Financial Officer, +1-571-438-6140, rlyew@accessww.com, both of Access Worldwide Communications, Inc./
    /Web site:  www.accessww.com/